EXHIBIT 5

                    [FULBRIGHT & JAWORSKI L.L.P. letterhead]


February 24, 1999

Siebert Financial Corp.
885 Third Avenue
New York, New York 10022

Dear Ladies and Gentlemen:

                  We  refer  to the  Registration  Statement  on Form  S-8  (the
"Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Siebert Financial Corp., a Delaware corporation (the "Company"), relating to 120,000 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), to be issued under the Stock Option Agreement with Patricia L. Francy, Stock Option Agreement with Jane H. Macon and Stock Option Agreement with Monte
E. Wetzler (the "Agreements").

                  As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Common Stock pursuant to the Agreements and the shares of Common Stock being registered pursuant to the Registration Statement, when issued and paid for in accordance with the terms of the Agreements, will be duly authorized, validly issued, fully paid and non-assessable.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                      Very truly yours,


                                      /s/ Fulbright & Jaworski L.L.P.